EXHIBIT 10.2

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into and made effective the 11th day of July, 2008 (the “Effective Date”) between UNIVERSITY OF MAIMI and its School of Medicine, whose principal place of business is at 100 N.W. 10th Avenue, Miami Florida 33136 (hereinafter referred to as “LICENSOR”) and HEAT BIOLOGICS, INC., a Delaware corporation whose principal place of business is at Atlantic Center, 199 Washington Avenue, Suite 401, Miami Beach FL 33139 (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS LICENSOR is the sole owner of the technology and product identified as the Podack Cancer Vaccine (UM97-14):

WHEREAS LICENSOR is the sole owner of the patent rights relating to the Podack Cancer Vaccine (UM97-14) technology:

WHEREAS LICENSOR wishes to exclusively license to LICENSEE the Podack Cancer Vaccine (UM97-14) technology and patent rights related thereto: and

WHEREAS LICENSEE desires to acquire an exclusive license from LICENSOR to the Podack Cancer Vaccine (UM97-14) technology and patent rights related thereto for the purpose of commercially marketing the Podack Cancer Vaccine (UM97-14) technology.

NOW THEREFORE, For these and other valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

1.DEFINITIONS:

1.1“Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSEE. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.

1.2“Sublicensee” as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use and or sell the Product under the Patent Rights, provided said third party has agreed in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.

1.3“Patent Rights” shall mean the following United States Patent applications: U.S. provisional patent application serial number 60/075.358 entitled “Modified Heat Shock Protein-antigenic Peptide Complex” and filed on February 20, 1998: U.S. patent application serial number 09 253.439 entitled “Modified Heat Shock Protein-Antigenic Peptide Complex” and filed on February 19, 1999: U.S. patent application serial number 11/878.460 entitled “Recombinant Cancer Cell Secreting Modified Heat Shock Protein-antigenic Peptide Complex” and filed on July 24, 2008: all United States patents and foreign patents and patent applications based on these U.S. applications: all divisionals, continuations of the foregoing: and those claims in continuations-in-part of the foregoing that are described in sufficient detail in U.S. provisional patent applications serial number 60/075.358. U.S. Patent application serial number 09 253.439, or U.S. patent application serial number 11/878.460 to meet the requirements of 35 U.S.C. 112¶1; and any re-examinations or reissues of the foregoing. “Patent Rights” shall not include Excluded Patent Rights.

1.4“Excluded Patent rights” shall mean United States Patent Application number 10/923.373: all divisionals, continuations of the foregoing: and those claims in continuations-in-part of the foregoing that are described in sufficient detail in United States Patent Application number 10/923.373 to meet the requirements of 35 U.S.C. 112¶1: and any re-examinations or reissues of the foregoing.

1.5“Licensed Product” shall mean any product or part thereof which:

(a)	is covered in whole or in part by an issued, unexpired, and not adjudicated unenforceable claim or a pending claim contained in the Patent Rights:

(b)	is manufactured by using a process which is covered in whole or in party by an issued, unexpired, and not adjudicated unenforceable claim or a pending claim contained in the Patent Rights: or

(c)	incorporated or comprises the Podack Cancer Vaccine (UM97-14) or the cell line “AD100-gp96/III.A”.

1.6“Licensed Process” shall mean any process practiced in a country in which said process is covered in whole or in part by an issued, unexpired, and not adjudicated unenforceable claim or pending claim contained in the Patent Rights.

1.7“Net Sales” shall mean the sum of all amounts invoiced on account of sale or use of Licensed Products and Licensed Processes by LICENSEE and its Affiliates of any Sublicensees to non-affiliated third party purchasers or users of Licensed Products of Licensed Processes, less (a) discounts to purchasers in amounts customary in the trade. (b) amounts for transportation or shipping charges to purchasers. (c) credits for returns, allowances or trades, and (d) taxes and duties levied on the sale or use of Licensed Products. Whether absorbed by Licensee or paid by the purchaser.

1.8 “Territory” shall mean worldwide

1.9 “Field of Use” shall mean all human healthcare and research applications.

1.10The “Podack Cancer Vaccine (UM97-14)” technology shall mean the technology described in Appendix A attached hereto.

1.11“Licensed Materials” shall mean any modified AD100 cell lines that have been engineered to secrete gp96.

1.12“Improvements” shall mean any new patentable methods of using the Podack Cancer Vaccine (UM97-14) to treat cancer made by LICENSOR while conducting the clinical trial SCCC2002041: Novel Tumor Vaccine gp96-Ig Fusion Protein in Advance (Stage IIIB), Relapsed or Metastatic (Stage IV Non-small Cell Lung Cancer. NSC1.C) Patients Who have Failed First Line Chemotherapy (IND10940) that would infringe a claim in U.S. provisional patent application serial number 60 075.358.U.S. patent application serial number 09 253.439: U.S. patent application serial number 11/878.460: all United States patents and foreign patents and patent applications based on these U.S. applications:  all divisionals, and continuations of the foregoing: or any re-examinations or reissues of the foregoing.

2.GRANT:

2.1LICENSOR hereby grants to LICENSEE and exclusive license. Subject to any rights of the U.S. government specified in section 4 below, in the Territory for the Field of Use, with the right to sublicense, under the Patent Rights, to make, have made for its own use and sale, use and sell Licensed Products and Licensed Processes.  No rights to US Patent Application Serial Number 10/923.373 is being granted.

2.2LICENSOR also hereby grants to LICENSEE an exclusive license to make. use. and/or sell the Licensed Materials in the Territory for Field of Use.  At LICENSEE’s request, LICENSOR shall provide LICENSEE with a reasonable amount of Licensed Materials so that LICENSEE may reproduce such Licensed Materials for the purpose of making, selling, or using Licensed Products or Licensed Processes.

2.3LICENSOR reserves to itself the non-transferable right to make and use Licensed Materials. Licensed Products and/or Licensed Processes solely for its internal. non-commercial: scientific research, not-for profit clinical research, and educational purposes.  Except to the extent required by law. LICENSOR shall not transfer the Licensed Materials or the AD100 cell line for the purpose of making the Licensed Materials to any third party to not use or further distribute such materials for commercial purposes.  LICENSOR shall notify LICENSEE in writing of any third party request for such materials and provide LICENSEE at least ten (10) days to object to such request on the basis that such transfer would interfere with the objectives of this Agreement.

2.4LICENSOR grants to LICENSEE: a six (6) month exclusive option to negotiate a worldwide royalty-bearing, exclusive license with right to sublicense for any Improvement.  The specific terms of said license to be negotiated in good faith by the parties taking into account the terms and purpose of this Agreement.  To preserve the patent rights in each Improvement, at LICENSEE’s request and sole expense. LICENSOR shall file a patent application for each Improvement prior to the expiration of the confidentiality period specified in section 10.3.

3.TERM:

The license granted by this Agreement shall be exclusive in the licensed Field of Use for a term commencing as of the effective date of this Agreement and continue until the expiration, on a country by country basis. of all of the Patent Rights.

4.UNITED STATES LAWS:

4.1Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.

Specifically. This Agreement is subject to all of the terms and conditions of Title 35 United States Code sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable LICENSOR to satisfy its obligation thereunder, relating to Inventions(s).

4.2It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act. as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that. if required. it shall be issued.

5.PATENT PROTECTION AND INFRINGEMENT:

5.1LICENSOR. during the term of this Agreement, is responsible for the filing and the prosecution of all patents and applications where LICENSEE shall reimburse LICENSOR for all payments within thirty (30) days of invoice. LICENSOR shall keep LICENSEE fully apprised on the status of all Patent Rights and shall provide LICENSEE the opportunity to make comments and suggestions on all decisions relating to the prosecution of the Patent Rights (e.g.. office actions). LICENSOR shall in good faith consider incorporating such comments and suggestions unless such incorporation would be contrary to the purposes of this Agreement.

5.2LICENSEE shall promptly notify LICENSOR in writing of any claim of Patent Rights infringement which may be asserted against LICENSEE or LICENSOR, its Affiliates and any sublicensees because of the manufacture, use, promotion and sale of Products.

5.3LICENSEE shall pay to LICENSOR in the amount of $25,000 on or before May 31, 2009. another payment in the amount of $25,000 on or before May 31, 2010, which sum represents about 50% costs of preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents incurred prior to the Effective Date.

5.4LICENSEE will defend, indemnify and hold harmless LICENSOR, its Trustees, officers. Directors, employees, and its Affiliates against any and all judgments and damages arising from any and all third party claims of Patent Rights infringement which may be asserted against LICENSOR, and Affiliates because of the manufacture, use, promotions and sale of Licensed Products. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSOR shall have no further liability to LICENSEE for any loss of damages LICENSEE may incur as a result of the invalidity of LICENSOR’S Patent Rights. LICENSOR will have the right, but not the obligation to retain counsel at its expense in connection with any such claim.

LICENSOR at its option, shall have the right, within thirty days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

5.5Upon learning of any infringement of Patent Rights by third parties in any country. LICENSEE and LICENSOR will promptly inform each other. as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement.  LICENSEE at its own expense, shall have the option to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore.  If requested by LICENSEE, LICENSOR will join in any legal actions enforcing or defending the Patent Rights against third parties deemed necessary or advisable by LICENSEE to prevent or seek damages, or both, from the infringement of the Patent Rights provided that LICENSEE funds all costs associated with such actions, using counsel mutually acceptable to LICENSEE and LICENSOR, and indemnified and holds LICENSOR harmless with respect to any claims or damages made against of sustained by LICENSOR in connection with such involvement.  In the event that LICENSOR and LICENSEE mutually bring suit, costs and expenses shall be borne by LICENSEE and any recovery shall be shared by the parties as if such infringing sales were Net Sales.  In any event, no settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which shall not be unreasonably withheld.  In the event LICENSEE does not take steps to stop the infringement, LICENSOR shall have the right to bring suit at its own expense.  In such event, financial recoveries will be entirely retained by LICENSOR.

5.6LICENSOR shall have no responsibility with respect to LICENSEE’S own trademarks and tradename. and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.

6.INDEMNIFICATION:

6.1Licensee agrees to release, indemnify and hold harmless the LICENSOR, its trustees, officers, faculty, employees, Affiliates, agents and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney’s fees through the appellate levels) which may be brought against LICENSOR, its trustees, officers, faculty, employees, Affiliates, agents and/or students as a result of or arising out of any willful misconduct or negligent act or omission of LICENSEE, its agents, or employees, or arising out of use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE or any third party, including any Sublicensee of any Licensed Product, Licensed Patent, Licensed Process, or Licensed Materials covered by this Agreement.

6.2LICENSOR agrees to release and hold harmless the LICENSEE, its directors, officers, employees, Affiliates, Sublicensees, and agents against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney’s fees through the appellate levels) which may be brought against LICENSEE, its directors, officers, employees, Affiliates, Sublicensees, and/or agents as a result of or arising out of any willful misconduct, or negligent act or omission of LICENSOR.

6.4This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

7.REPRESENTATIONS/WARRANTIES:

7.1 LICENSOR hereby represents and warrants to LICENSEE that LICENSOR owns the Patent Rights and Licensed Materials and has not assigned any rights therein or given any license or other rights thereto to any party other than LICENSEE.

7.2LICENSOR hereby represents and warrants that, although it has not conducted any investigation, it has no knowledge of any patents or patent applications, other than the Patent Rights, that: contain a claim that would be infringed by the sale or use of a Licensed Product, Licensed Process, or Licensed Materials.

7.3EXCEPT AS PROVIDED ABOVE. LICENSOR MAKES NO WARRANTIES. EXPRESS OR IMPLIED. AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER. INCLUDING. WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION(S) OR PRODUCT. WHETHER TANGIBLE OR INTANGIBLE. LICENSED UNDER THIS AGREEMENT: OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT, OR THAT THE USE OF THE LICENSED

PRODUCT WILL NOT INFRINGE ANY PAATENT, COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS. LICENSOR SHALL NOT BE LIEABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE PRODUCT.

7.4The parties acknowledge that LICENSOR has licensed U.S. patent application serial no. 10/923.373 to a third party.

7.5The provisions of this Section shall continue beyond the termination of this Agreement.

8.ROYALTIES:

8.1In consideration of the license herein granted, LICENSEE shall pay royalties to LICENSOR as follows:

(a)LICENSEE agrees to pay LICENSOR a license issue fee of $150,000 within thirty (30) days of the Effective Date. LICENSOR agrees that $50,000 of which will go to support Dr. Eckhart Podack’s research at the University of Miami to further advance the Patent Rights.

(b)LICENSEE agrees to pay LICENSOR minimum royalty payments as follows:

Payment Year

$10,0002010

$10,0002011

$10,0002012

$20,0002013 and every year thereafter on the same date, for the life of this Agreement.

The minimum royalty shall be paid for each year in which this Agreement is in effect. The minimum royalty payment shall be due on or before May 31 of the calendar year. Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis. and that sales of Licensed Products and or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due LICENSOR for other than the same calendar year in which the royalties were earned.

(c)

LICENSEE agrees to pay to LICENSOR as earned royalties a royalty calculated as a percentage of LICENSEE’s Net Sales of Licensed Products which, if not for this Agreement, would infringe the Patent Rights, in accordance with the terms and conditions of this Agreement, the royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date and invoice is sent by LICENSEE, or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of five percent (5%) of Net Sales.

(d)

For a sublicense. LICENSEE shall pay to LICENSOR an amount equal to twenty-percent (20%) of what LICENSEE would have been required to pay to LICENSOR had LICENSEE sold the amount of Licensed Products sold by the Sublicensee. In addition, if LICENSEE receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products or Licensed Processes sold by the Sublicensee nor represent payment of costs to LICENSEE for a development program which LICENSEE is obligated to perform under such sublicense, then LICENSEE shall pay LICENSOR twenty percent (20%) of such payments.

(e)	In addition to all other payments required under this Agreement, LICENSEE agrees to pay LICENSOR milestone payments as follows:

Payment	Event

$250,000	By the earlier of May 31, 2017 or the approval of an NDA for a lung cancer vaccine or for a cancer vaccine other than lung cancer vaccine covered by the Patent Rights

Furthermore, LICENSEE agrees to hire or retain a regulatory expert no later than September 1, 2008 to handle the documentation and dealing with FDA on all regulatory and clinical matters regarding the Licensed Patents. Licensed Product and/or Licensed Process, to the extent permitted by the rules of FDA and provisions governing IND.

(f)

In the event that licenses from third parties are required by LICENSEE in order to make, have made, use, sell, offer to sell or import any particular Licensed Product or Licensed Process, then the earned royalty which LICENSEE is obligated to pay LICENSOR under this Agreement shall be reduced by twenty cents ($0.20) for each one dollar ($1.00) in royalties which Licensee is obligated to pay to third parties under such licenses, further provided, however, that the royalties payable to LICENSOR under this Section shall not be reduced to less than two and one-half percent (2.5%) of the applicable Net Sales.

8.2All payments shall be made hereunder in U.S. Dollars: provided however. that if the proceeds of the sales upon which such royalty payments are based are received by the LICENSEE in a foreign currency or other form that is not convertible or exportable in dollars. and the LICENSEE does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable. the LICENSEE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in LICENSOR’S name in a bank designated by LICENSOR in such country.  Royalties in dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the business day of the LICENSEE’S quarter for which royalties are being calculated as published. the following day in the Wall Street Journal (or. if it ceases to be published. a comparable publication to be agreed upon from time to time by the parties). and with respect to those countries for which rates are not published in the Wall Street Journal. the exchange rate fixed for such date by the appropriate United States governmental agency.

8.3In the event the royalties set forth herein are higher than the maximum royalties permitted by the law of regulations of a particular country. the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulation.

8.4In the event that any taxes. withholding or otherwise. are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement. the LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes. shall fully satisfy the LICENSEE’S royalty obligations under this Agreement.

8.5As partial consideration for the license granted pursuant to this Agreement LICENSEE shall issue to LICENSOR a fully paid. nonassessable number of common shares equal to  eight percent (8%) of the total number of LICENSEE common shares issued and outstanding.  LICENSEE shall affect the issuance of such shares by concurrent execution of an appropriate Stockholders Agreement and Investor Rights Agreements, the terms of which are incorporated by reference herein.

9.DILIGENCE:

9.1LICENSEE shall use efforts at least sufficient to meet the requirements of the Bayh-Dole Act to manufacture, market and sell the Licensed Products in the Territory, and to create a demand for the Products.

9.2LICENSEE agrees to submit reports, upon LICENSOR’s request but no more than every six months as to its efforts to develop markets for the licensed Products.  Such reports shall include assurance by LICENSEE of its intent to actively develop commercial embodiments of Licensed Products and a summary of its efforts in this regard.

9.3Unless LICENSEE has introduced a Licensed Product into the commercial marketplace in one of the three major markets (European Union. Japan and the United States) or has made best efforts (for avoidance of doubt it will be presumed that LICENSEE has used best efforts if it has a Licensed Product in a phase III clinical trial) to achieve the same prior to December 31, 2020 LICENSEE agrees that LICENSOR may terminate this Agreement by providing LICENSEE ninety (90) advanced written notice of its intent to terminate this Agreement.  In the event the payment of earned royalties, once begun and if nay are due, ceases for more than two (2) calendar quarters, and LICENSEE fails to cure this breach within two (2) months after being provided written notice of same. LICENSOR may terminate this Agreement.

10.REPORTS AND RECORDS

10.1Commencing one (1) year after the first sale, the LICENSEE shall furnish to LICENSOR a report in writing specifying during the preceding calendar quarter (a) the number or amount of Licensed Products sold hereunder by LICENSEE, and/or its Affiliates or Sublicensees, (b) the total billings for all Licensed Products sold, (c) deductions as applicable in paragraph 1.6. (d) total royalties due, (e) names and addresses of all Sublicensees.  Such reports shall be due within forty-five (45) days following the last day of each calendar quarter in each year during the term of this Agreement.  Each

Such report shall be accompanied by payment in full of the amount due LICENSOR in United States dollars calculated in accordance with Section 8.1 hereof.

10.2For a period of three (3) years from the date of each report pursuant to Paragraph 10.1. LICENSEE shall keep records adequate to verify each such report and accompanying payment made to LICENSOR under this Agreement, and an independent certified public accountant or accounting firm selected by LICENSOR and acceptable to LICENSEE may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such accountant or accounting firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the certified public accountant or accounting firm performing such verification shall be borne by LICENSOR unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent. the cost of the audit shall be paid by LICENSEE.

10.3LICENSOR shall promptly inform LICENSEE of all Improvements (including results of all clinical trials) made during the term of the Agreement. LICENSEE shall keep each Improvement confidential for a period of ninety (90) days following its disclosure to LICENSEE in order to provide sufficient time to file a patent application on said Improvement.

11.MARKING AND STANDARDS:

11.1Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark and have sublicensees mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper patent notice as specified under the patent laws of the United States.

11.2LICENSEE further agrees to maintain satisfactory standards in respect to the nature of the Licensed Products manufactured and/or sold by LICENSEE. LICENSEE agrees that all Licensed Products manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved. LICENSEE agrees that similar provisions shall be included in sublicenses of all tiers.

12.ASSIGNMENT:

12.1This Agreement is not assignable by LICENSEE or by operation of law without prior written consent of LICENSOR at its sole discretion except that LICENSEE shall have the right to transfer or assign this Agreement to any entity which acquires all or substantially all of LICENSEE’s assets provided that LICENSEE fives LICENSOR thirty (30) days advance written notice of the intended assignment and considers in good faith any of LICENSOR’s concerns relating to the intended assignment. The foregoing sentence shall not be construed to require LICENSEE to obtain LICENSOR’s approval of any Sublicensee.

12.2This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

13.NOTICE:

Any notice, payment, report or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

All correspondence to LICENSEE shall be addressed as follows:

Mr. Jeffrey Wolf

CEO

Heat Biologics, Inc.

Atlantic Center

119 Washington Avenue. Suite 401

Miami Beach. FL 33139

All correspondence to LICENSOR shall be addressed, in duplicate, as follows:

FOR NOTICE:

Vice President

Business Affairs

327 Max Orovitz Building

1507 Levante Avenue

Coral Gables. Florida 33124-1432

Attention: Mr. Alan J. Fish

FOR NOTICE AND PAYMENT:

UM Innovation

Office of Special Programs and Resource Strategy

1150 NW 14th Street. Suite 310

Miami. FL 33136

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

14.TERMINATION:

14.1A party shall have the right to terminate this Agreement if the other party commits (a) a material breach of an obligation under this Agreement or (b) provides a false report, and continues in breach for more than ninety (90) days after receiving unambiguous written notice of such breach or false report: however, in the event LICENSEE breaches its obligations under Section five (5) or eight (8) above. LICENSEE shall have thirty (30) days after receiving written notice to cure such breach, after which LICENSOR shall have the right to terminate this Agreement. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default.

14.2The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Products. Accordingly, LICENSEE covenants and agrees that in the event any proceedings under the Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either adjudication in bankruptcy of the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter. or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise an of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and, LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

14.3LICENSEE shall have the right to terminate this Agreement by providing ninety (90) days written notice of its intent to terminate this Agreement to LICENSOR.

14.4Any termination of this Agreement shall be without prejudice to LICENSOR’s right to recover all amounts accruing to LICENSOR prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express of implied, under any patent property which is the subject matter of this Agreement, nor have the right to recover any royalties paid LICENSOR hereunder. Upon termination, LICENSEE shall have the right to dispose of Licensed Products then in their possession and to complete existing contracts for such products, so long as contracts are completed within six (6)

months from the date of termination, subject to the payment of royalties to LICENSOR as provided in Section 8 hereof.

15.CERTIFICATE OF INSURANCE:

15.1LICENSEE shall maintain liability insurance coverage for the Product in the amount of three million dollars ($3,000,000) and at no expense to LICENSOR. LICENSEE shall name LICENSOR as an additional insured.  Within fourteen (14) days of execution of this Agreement, LICENSEE shall provide a certificate of insurance to LICENSOR.  LICENSEE agrees to carry and keep in force, at its expense, general liability insurance with limits not less than $1,000,000 per person and $3,000,000 aggregate to cover liability for damages to property of any person.  Such insurances shall contain an endorsement naming the University of Miami as an additional insured with respect to this Agreement.  Insurance Certificates should be sent to the University of Miami upon execution of this Agreement and on the anniversary of that date every year thereafter.  Office of Technology Transfer, 1475 NW 12th Avenue, Sewell Building Room 2012, Miami. FL 33136.

15.2Licensee shall not cancel such insurance without thirty (30) days prior notice to Licensor.  Such cancellation shall be cause for termination.

15.3The terms of this provision shall extend beyond termination of the agreement.

16.USE OF NAME:

LICENSEE shall not use the name of the University of Miami, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Alan J. Fish, Vice President of Business Services, 327 Max Orovitz Bldg., 1507 Levante Avenue, Coral Gables FL 33124-1432.   LICENSOR shall notify LICENSEE within ten (20) days of being provided notice of its decision regarding each instance of intended use of name(s) names(s).  The absence of a response by LICENSOR within this ten (10) day period shall constitute implied permission of LICENSEE to use such name in that instance. Any press releases concerning this Agreement must be mutually agreed upon by the parties.

17.GOVERNING LAW:

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

18.CAPTIONS:

The captions and paragraph heading of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

19.SEVERABILITIY:

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

20.SURVIVAL:

20.1The provisions of Sections 5. 6 and 7 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

20.2The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

21.AMENDMENT:

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

22.WAIVER:

No failure or delay on the part of a party in exercising any rights hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

23.CONFIDENTIALITY:

Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose. divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, sublicensees or agents. LICENSEE’s Confidential Information includes but is not limited to the development plan, development reports and all other financial and business reports, strategies, and agreements (including sublicenses) of LICENSEE. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party: (b) was or becomes generally available in the public domain, without the fault of the receiving party: (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure: (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure: or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section shall extend for a period of five (5) years from termination or expiration of this Agreement.

24.UNIVERSITY RULES AND REGULATIONS:

LICENSEE understands and agrees that University of Miami personnel who are engaged by LICENSEE, whether as consultants, employees or otherwise, or who possess a material financial interest in LICENSEE, are subject to the University of Miami’s rule regarding outside activities and financial interests, and the University of Miami’s Intellectual Property Policy. Any term or condition of an agreement between LICENSEE and such University of Miami personnel which seeks to vary or override such personnel’s obligations to the University of Miami may not be enforced against such personnel, or the University of Miami, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Miami.

25.ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supercedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

26.CONTRACT FORMATION AND AUTHORITY:

LICENSOR and LICENSEE each warrant and represent that the persons signing this Agreement on its behalf have authority to execute this Agreement and that the execution of this Agreement does not violate any law. rule or regulation applicable to it or any contract or other agreement by which it is bound.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

WPB404:886:1

HEAT BIOLOGICS, INC.

Date:	July 11, 2008	By:	/s/ Jeffrey Wolf

Jeffrey Wolf
Name

President
Title

UNIVERSITY OF MIAMI

Date:	July 11, 2008	By:	/s/ Bart Chernow

Bart Chernow
Name

Vice President/U of Miami
Title

APPENDIX A – “Podack Cancer Vaccine (UM9XX7-14)”

A cell-based vaccine for treating cancer patients utilizes human cancer cells that have been engineered to secrete gp96. The presently preferred version of the vaccine uses the AD100 human lung adrenocarcinoma cell line transfected with constructs that encode III.A-AI and gp96-Ig (heat shock protein gp96 fused to Fe region of IgGI). In a presently preferred protocol, NSCLC patients are intradermermally administered several injections of 5x107 vaccine cells each at two week intervals.